UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Act of 1934

Date of Report (Date of earliest event reported):	January 31, 2005

MERIDIAN BIOSCIENCE, INC.
(Exact name of Registrant as specified in its Charter)

Ohio	0-14902	31-0888197
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3471 River Hills Drive, Cincinnati, Ohio	45244
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(513) 271-3700

(Former name or former address, if changed since last report.)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

        On January 31, 2005, the Registrant completed the acquisition of OEM Concepts, Inc. for $6 million and a performance-based earnout opportunity over four years of $2.3 million. In connection with the closing of that acquisition, the Registrant borrowed $3,904,000 pursuant to its existing $25 million credit facility. This facility includes $2,500,000 of term debt and capital lease capacity and a $22,500,000 revolving line of credit which bears interest at a LIBOR based rate, and expires in September 2007. This line of credit is collateralized by the Registrant’s business assets except for those of foreign subsidiaries. In connection with this facility, the Registrant is required to comply with financial covenants that limit the amount of debt obligations, require a minimum amount of tangible net worth, and require a minimum amount of fixed charge coverage. The Registrant is in compliance with all covenants. The Registrant is also required to maintain a cash compensating balance with the bank in the amount of $600,000 pursuant to this bank credit arrangement. A copy of the press release concerning the closing of the acquisition of OEM Concepts is attached as Exhibit 99.1.

Item 9.01(c).    Exhibits.

        Exhibit 99      Press Release dated February 1, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2005	MERIDIAN BIOSCIENCE, INC. BY: /s/ Melissa Lueke —————————————— Melissa Lueke Vice President and Chief Financial Officer (Principal Accounting Officer)